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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

                        FDA ADVISORY COMMITTEE EVALUATES
                       FLUMIST(TM) SAFETY & EFFICACY DATA

MOUNTAIN VIEW, CA AND MADISON, NJ, JULY 27, 2001 - The U.S. Food and Drug Administration's (FDA) Vaccines and Related Biological Products Advisory Committee (VRBPAC) today recommended that there are adequate data to support the efficacy of FLUMIST(TM) (Influenza Virus Vaccine, Trivalent, Types A & B Live, Cold Adapted) for the prevention of influenza in healthy children and healthy adults ages 1 - 64.

The committee also recommended that the data analysis completed to date is not sufficient to support the safety of the vaccine at this time. In closing this discussion, Dr. Robert S. Daum, Chairman of VRBPAC, indicated that the committee would welcome the opportunity to evaluate the safety data when the analyses are complete. Aviron (Nasdaq: AVIR) is continuing to work with the FDA as they complete the analysis of the safety data supporting the license application.

The Biologics License Application for FLUMIST(TM) is currently under review by the FDA, which will ultimately decide whether to approve the license application. If licensed by the FDA, FLUMIST(TM) would be the first influenza vaccine delivered as a nasal mist to be commercially available in the United States. FLUMIST(TM) would be marketed by Aviron and Wyeth Lederle Vaccines, a business unit of American Home Products (NYSE:AHP).

Delivered as a nasal mist, FLUMIST(TM) could offer an important new approach to help protect people from influenza. Each year in the U.S., influenza infects 35-50 million Americans, resulting in 20,000 deaths (predominantly in the elderly) and as much as $12 billion in direct and indirect costs, including 70 million lost work days and 38 million lost school days. Influenza vaccination may be particularly significant for children, who are between two and three times more likely than adults to contract influenza and who remain infectious longer.

"Delivering a flu vaccine via a nasal mist makes good clinical sense since influenza is an airborne virus that typically enters the body through the nose," said Robert B. Belshe, MD, professor of Internal Medicine, Pediatrics, Molecular Microbiology and Immunology at Saint Louis University.

"There is a tremendous public health need to increase influenza vaccination rates. New influenza vaccines could help meet that need," said C. Boyd Clarke, chairman and chief executive officer of Aviron. "Together with Wyeth Lederle Vaccines, Aviron looks forward to working with the FDA as it completes its review of FLUMIST(TM)."

"Wyeth has a strong heritage rooted in the development of innovative vaccines, particularly those directed at protecting the health of children," said Kevin Reilly, president of Wyeth

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Lederle Vaccines. "There's excitement at both companies to be on the cutting edge of technology in influenza prevention."

ABOUT AVIRON AND WYETH LEDERLE VACCINES
Aviron is a biopharmaceutical company headquartered in Mountain View, California, focused on the prevention of disease through innovative vaccine technologies.

Wyeth Lederle Vaccines is a business unit of Wyeth-Ayerst Pharmaceuticals, the pharmaceutical division of American Home Products Corporation. Wyeth-Ayerst is a major research-oriented pharmaceutical company with leading products in the areas of women's health care, cardiovascular disease therapies, central nervous system drugs, anti-inflammatory agents, vaccines, and generic pharmaceuticals. American Home Products Corporation is one of the world's largest research-based pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing, and marketing of prescription drugs and over-the-counter medications. It is also a leader in vaccines, biotechnology, and animal health care.

Actual results may differ materially from the forward-looking statements contained in this release. Factors that could cause actual results to differ include, but are not limited to, the assessment by regulatory agencies that Aviron's license application for its nasal influenza vaccine is incomplete or inadequate to approve the product for marketing to one or more target populations. Additional information concerning factors that could cause such a difference is contained in both companies' SEC filings, including their Annual Reports on Form 10-K.

MEDIA INQUIRIES ON FRIDAY, JULY 27 SHOULD BE DIRECTED TO 301-721-0162

Media:       John Bluth, Aviron                               650-919-3716
             Asha Jennings, Aviron                            650-919-1429
             Natalie de Vane, Wyeth-Ayerst Laboratories       610-999-8756
             Lowell Weiner, American Home Products            973-660-5013

Investors:   Justin R. Victoria, American Home Products       973-660-5340
             John Bluth, Aviron                               650-919-3716
             Fred Kurland, Aviron                             650-919-6666

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